Exhibit 99.1

United Parks & Resorts Inc. Reports First Quarter 2024 Results

ORLANDO, FL, May 8, 2024 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2024.

First Quarter 2024 Highlights

•
Attendance was 3.5 million guests, an increase of approximately 72,000 guests or 2.1% from the first quarter of 2023.
•
Total revenue was a record $297.4 million, an increase of $4.1 million or 1.4% from the first quarter of 2023.
•
Net loss was $11.2 million, the second smallest net loss in the first quarter and an improvement of $5.3 million from the first quarter of 2023.
•
Adjusted EBITDA[1] was a record $79.2 million, an increase of $6.7 million or 9.3% from the first quarter of 2023.
•
Excluding the impact of certain one-time revenue[2] associated with the opening of SeaWorld Abu Dhabi in 2023, total revenue per capita[3] increased 1.2% and in-park per capita spending[3] increased 4.0%. Including the impact of certain one-time revenue associated with the opening of SeaWorld Abu Dhabi in 2023, total revenue per capita decreased 0.7% to $86.21 and in-park per capita spending decreased 0.5% to $38.15 from the first quarter of 2023. Admission per capita[3] decreased 0.9% to $48.06.

Other Highlights

•
During the first quarter, the Company's Stockholders and Board of Directors approved a new $500.0 million share repurchase program. In the first quarter, the Company repurchased 375,000 shares for an aggregate total of approximately $20.2 million. Subsequent to March 31, 2024 through May 6, 2024, the Company has repurchased an additional approximately 1.5 million shares for an aggregate total of approximately $80.6 million.
•
Subsequent to March 31, 2024, on May 2, 2024, the Company raised a $380.0 million add-on to its existing $1.17 billion Term B-2 Loans and concurrently redeemed all of its May 2025 $227.5 million first-priority senior secured notes.
•
During the first quarter of 2024, the Company came to the aid of 173 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

“We are pleased to report record financial results this quarter including record revenue and Adjusted EBITDA,” said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc. “While attendance in the quarter benefited from a positive calendar shift, including the shift of the Easter holiday into the last day of the first quarter from the second quarter in prior year, this benefit was almost entirely offset by unusually wet and cold weather during the quarter, particularly on certain peak attendance days and mainly in our Florida parks. In-park per capita revenue, excluding the impact of certain one-time revenue, increased 4.0% during the quarter representing the 16th consecutive quarter of growth."

"Looking ahead, we are excited about our plans for 2024, with an exceptional line-up of new, one-of-a kind rides, attractions and events, improved in park venues and offerings across our parks, some of which are already live and others that are anticipated to debut later this Spring and Summer. We are excited to have launched SeaWorld Parks 60th anniversary celebration featuring special events, shows and attractions that will continue throughout the year. We hope many will come celebrate with us SeaWorld's 60-year history of conservation, education and fun for all ages. We are also encouraged by the booking trends at our Discovery Cove property, along with our group bookings which are running well ahead of 2023. In addition, in the first quarter of 2024, international visitation, while still down compared to 2019, improved meaningfully compared to 2023." continued Swanson.

"We strongly believe we have a clear opportunity to drive meaningfully more attendance and total per capita spending and we have high confidence in our ability to continue to deliver operational and financial improvements that will lead to meaningful increases in shareholder value. We continue to expect to deliver new records in revenue and Adjusted EBITDA for 2024. I want to thank our stockholders and Board of Directors for their recent approval of our $500 million share repurchase program which we have already begun to implement and through which we are continuing our track record of returning meaningful capital to shareholders. Finally, I want to thank our ambassadors for their dedication and commitment as we prepare for what we believe will be an exciting and busy summer season." concluded Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] Relates to the Company's international services agreements, See Note 1–Description of the Business and Basis of Presentation in the Company’s notes to the unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which is expected to be filed May 9, 2024, for further information on our international services agreements.

[3] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

For 2024, the Company has an exciting line-up of new rides, attractions, events and new and improved in park venues and offerings with something new and meaningful in every one of its parks. The Company's new rides and attractions include the following:

•
In March, SeaWorld San Antonio opened Catapult Falls the world's first launched flume coaster featuring the world's steepest flume drop and the tallest flume drop in Texas. Also, Aquatica Orlando opened Tassie's Underwater Twist, Florida's most immersive water slide that takes riders on an exhilarating journey into a world of watery wonders set to an inspiring original musical score.
•
The remaining new attractions include the following:
o
In Williamsburg, Busch Gardens will open Loch Ness Monster: The Legend Lives On, an all new experience loaded with all-new thrills, dramatic storytelling and innovative effects, as it takes riders on "Nessie's" newly updated signature track.
o
In Orlando, SeaWorld Orlando will open Penguin Trek, an unforgettable multi-launch family coaster adventure, where guests will navigate the harsh Antarctic environment in search of a colony of penguins. This attraction includes a new realm featuring a restaurant, signature bar and expansive gift shop along with one of the largest collections of penguins in North America. Penguin Trek will be an indoor/outdoor coaster experience, the park’s first family coaster, as well as the eighth and most immersive addition to the Coaster Capital of Orlando.
o
In San Diego, SeaWorld San Diego will open Jewels of the Sea: The Jellyfish Experience, a first of its kind attraction featuring a compelling mix of immersive media and live jellyfish. This interactive view into the mysterious underwater world of glowing and graceful jellyfish will be something to see.
o
In Tampa Bay, Busch Gardens Tampa Bay will open Phoenix Rising, a family friendly roller coaster that takes riders soaring above the Serengeti Plain, drops into an array of fun-filled twists, and turns at speeds up to 44 miles per hour. This will be the tallest and fastest inverted family coaster in North America.
•
Other attractions and events set to open include Tikitapu Splash at Aquatica San Antonio, 123 Playground and Sunny Day Carousel at Sesame Place Philadelphia, Nitro Racer at Water Country USA, Castaway Falls at Adventure Island and Dine with Elmo and Friends at Sesame Place San Diego.

First Quarter 2024 Results

In the first quarter of 2024, the Company hosted approximately 3.5 million guests, generated record total revenues of $297.4 million, net loss of $11.2 million and record Adjusted EBITDA of $79.2 million. Attendance for the first quarter of 2024 increased by approximately 72,000 guests, or 2.1%, when compared to the prior year quarter. Attendance was positively impacted by a favorable calendar shift including the earlier timing of Easter and certain school spring breaks and was negatively impacted by adverse weather across most of our markets, particularly at our Florida parks, including during peak visitation periods.

The increase in total revenue of $4.1 million compared to the first quarter of 2023 was primarily a result of an increase in attendance, partially offset by decreases in admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita decreased primarily due to the net impact of the admissions product mix when compared to the prior year quarter. In park per capita spending decreased primarily due to a decrease in one-time revenue related to our international services agreements, partially offset by the impact of pricing initiatives when compared to the first quarter of 2023. Excluding one-time revenue related to our international services agreements, in-park per capita spending increased by 4.0%. Adjusted EBITDA was positively impacted by the decrease in expenses and an increase in total revenue. The decrease in expenses is primarily due to a decrease in costs associated with our international services agreements, partially offset by increased marketing-related costs when compared to the first quarter of 2023.

	For the Three Months Ended March 31,		Change
	2024	2023	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$297.4	$293.3	1.4%
Net loss	$(11.2)	$(16.5)	32.0%
Net loss per share, diluted	$(0.17)	$(0.26)	34.6%
Adjusted EBITDA	$79.2	$72.4	9.3%
Net cash provided by operating activities	$71.4	$50.3	42.1%
Attendance	3.45	3.38	2.1%
Total revenue per capita	$86.21	$86.84	(0.7%)
Admission per capita	$48.06	$48.51	(0.9%)
In-Park per capita spending	$38.15	$38.33	(0.5%)

Share Repurchases

During the first quarter, the Company's Stockholders and Board of Directors approved a new $500.0 million share repurchase program. In the first quarter, the Company repurchased 375,000 shares for an aggregate total of approximately $20.2 million.

Subsequent to March 31, 2024 through May 6, 2024, the Company has repurchased an additional approximately 1.5 million shares for an aggregate total of approximately $80.6 million.

Balance Sheet

Subsequent to March 31, 2024, on May 2, 2024, the Company raised a $380.0 million add-on to its existing $1.17 billion Term B-2 Loans and concurrently redeemed all of its May 2025 $227.5 million first-priority senior secured notes.

Rescue Efforts

In the first quarter of 2024, the Company came to the aid of 173 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

The Company is a leader in animal rescue. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Wednesday, May 8, 2024, at 9 a.m. Eastern Time to discuss its first quarter 2024 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on May 8, 2024, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 8, 2024, through 11:59 p.m. Eastern Time on May 15, 2024, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 3546924.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company’s seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 41,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond the Company's control adversely affecting attendance and guest spending at the Company's theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company's decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company's theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company's revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company's websites and/or information technology systems; cyber security risks to us or the Company's third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company's employees and the Company's guests at attractions at the Company's theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to grow the Company's business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on the Company's business and the economy in general; adverse litigation judgments or settlements; inability to protect the Company's intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company's debt agreements limiting flexibility in operating the Company's business; inability to retain the Company's current credit ratings; the Company's leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company's business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes or declines in the Company's stock price, as well as the risk that securities analysts could downgrade the Company's stock or the Company's sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2024	2023	#	%
Net revenues:
Admissions	$165,809	$163,863	$1,946	1.2%
Food, merchandise and other	131,614	129,483	2,131	1.6%
Total revenues	297,423	293,346	4,077	1.4%
Costs and expenses:
Cost of food, merchandise and other revenues	23,047	23,221	(174)	(0.7%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	164,883	172,674	(7,791)	(4.5%)
Selling, general and administrative expenses	47,877	48,281	(404)	(0.8%)
Severance and other separation costs(a)	293	4	289	NM
Depreciation and amortization	39,182	37,394	1,788	4.8%
Total costs and expenses	275,282	281,574	(6,292)	(2.2%)
Operating income	22,141	11,772	10,369	88.1%
Other expense, net	180	46	134	NM
Interest expense	38,777	36,401	2,376	6.5%
Loss before income taxes	(16,816)	(24,675)	7,859	31.9%
Benefit from income taxes	(5,615)	(8,208)	2,593	31.6%
Net loss	$(11,201)	$(16,467)	$5,266	32.0%

Loss per share:
Net loss per share, basic	$(0.17)	$(0.26)
Net loss per share, diluted	$(0.17)	$(0.26)

Weighted average common shares outstanding:
Basic	64,016	63,978
Diluted (b)	64,016	63,978

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended March 31,		Change		Last Twelve Months Ended March 31,
	2024	2023	#	%	2024
Net (loss) income	$(11,201)	$(16,467)	$5,266	32.0%	$239,462
(Benefit from) provision for income taxes	(5,615)	(8,208)	2,593	31.6%	81,504
Interest expense	38,777	36,401	2,376	6.5%	149,042
Depreciation and amortization	39,182	37,394	1,788	4.8%	155,996
Equity-based compensation expense (c)	4,291	5,205	(914)	(17.6%)	17,047
Loss on impairment or disposal of assets and certain non-cash expenses(d)	5,604	3,667	1,937	52.8%	33,573
Business optimization, development and strategic initiative costs (e)	3,534	9,425	(5,891)	(62.5%)	28,012
Certain investment costs and other taxes	3,120	48	3,072	NM	4,783
COVID-19 related incremental costs(f)	506	3,583	(3,077)	NM	5,999
Other adjusting items	956	1,364	(408)	(29.9%)	4,815
Adjusted EBITDA (g)	$79,154	$72,412	$6,742	9.3%	$720,233
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (h)					19,200
Other adjustments as defined in the Debt Agreements (i)					7,377
Covenant Adjusted EBITDA (j)					$746,810

	For the Three Months Ended March 31,		Change
	2024	2023	#	%
Net cash provided by operating activities	$71,446	$50,296	$21,150	42.1%
Capital expenditures	87,286	69,758	17,528	25.1%
Free Cash Flow (k)	$(15,840)	$(19,462)	$3,622	18.6%

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2024	As of December 31, 2023
Cash and cash equivalents	$203,712	$246,922
Total assets	$2,669,155	$2,625,046
Deferred revenue	$209,933	$155,614
Long-term debt, including current maturities:
Term B-2 Loans	$1,170,068	$—
Term B Loans	—	1,173,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,122,568	$2,125,500
Total stockholders' deficit	$(243,064)	$(208,216)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Three Months Ended March 31,		Change
	2024	2023	#	%
Capital Expenditures:
Core(l)	56,319	56,268	51	0.1%
Expansion/ROI projects(m)	30,967	13,490	17,477	129.6%
Capital expenditures, total	$87,286	$69,758	$17,528	25.1%

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended March 31,		Change
	2024	2023	#	%
Attendance	3,450	3,378	72	2.1%
Total revenue per capita (n)	$86.21	$86.84	$(0.63)	(0.7%)
Admission per capita (o)	$48.06	$48.51	$(0.45)	(0.9%)
In-Park per capita spending (p)	$38.15	$38.33	$(0.18)	(0.5%)

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) During the three months ended March 31, 2024 and 2023, the Company excluded potentially dilutive shares of approximately 1.3 million and 1.2 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(c) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(d) Includes approximately $4.6 million, $2.3 million and $14.0 million related to non-cash self-insurance reserve adjustments for the three months ended March 31, 2024 and 2023 and twelve months ended March 31, 2024, respectively. For the three months ended March 31, 2024 and 2023 and for the twelve months ended March 31, 2024, also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(e) For the three and twelve months ended March 31, 2024, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $1.8 million and $10.4 million, respectively of other business optimization costs and strategic initiative costs; and (ii) $1.5 million and $15.5 million, respectively of third-party consulting costs. For the three months ended March 31, 2023, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $6.6 million of other business optimization costs and strategic initiative costs; and (ii) $2.8 million of third-party consulting costs.

(f) For the three and twelve months ended March 31, 2024, primarily reflects costs associated with nonrecurring contractual liabilities and respective assessments related to the previously disclosed temporary COVID-19 park closures. For the three months ended March 31, 2023, primarily relates to costs associated with certain legal matters related to the previously disclosed temporary COVID-19 park closures.

(g)Adjusted EBITDA is defined as net (loss) income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(h) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net (loss) income.

(i) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(j) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (h) and (i) above.

(k) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities. Certain amounts relating to prior period results were reclassified to conform to current period presentation. These reclassifications have not changed the results of operations of the prior period.

(m) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects. Certain amounts relating to prior period results were reclassified to conform to current period presentation. These reclassifications have not changed the results of operations of the prior period.

(n) Calculated as total revenues divided by attendance.

(o) Calculated as admissions revenue divided by attendance.

(p) Calculated as food, merchandise and other revenue divided by attendance.